Exhibit 99.1

NEWS RELEASE
For Immediate Release: Thursday, April 15, 2004	Contact: Howard Root, CEO
James Hennen, CFO
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD FIRST QUARTER RESULTS

Net sales increase 50% over Q1 of 2003 to record $4.4 million
D-Stat Dry hemostatic bandage leads sales growth with $1.6 million in net sales
Sales guidance re-affirmed for full year 2004 at 100% annual growth over 2003

        MINNEAPOLIS, Minnesota — Vascular Solutions, Inc. (Nasdaq:VASC) today announced record quarterly net sales in its results for the first quarter ended March 31, 2004 and also provided an update on new product development projects and re-affirmed its sales guidance for 2004.

        Net sales during the first quarter were $4,437,789, an increase of 50% from net sales of $2,968,284 in the first quarter of 2003. The 50% increase in net sales primarily resulted from expanding sales of the D-Stat Dry hemostatic bandage which was launched worldwide in September 2003 for the topical control of bleeding in interventional procedures. In addition, the growth in first quarter sales benefited from the initial U.S. sales of the Pronto extraction catheter and the Vari-Lase endovenous laser console, both of which were launched in January 2004. In total, Vascular Solutions has launched four new product lines through its direct sales force in the last nine months.

        The net loss for the first quarter of 2004 was $1,499,087 or $0.11 per share, improving from a net loss of $2,597,022 or $0.20 per share in the first quarter of 2003.

        “The first quarter was a continuation of our return to sales growth through the introduction and market penetration of our new products,” commented Howard Root, Chief Executive Officer of Vascular Solutions. “The D-Stat Dry bandage has been extremely well received by interventional physicians, and our sales force has done an excellent job in quickly moving from evaluations of the D-Stat Dry to daily use of the product. The Pronto extraction catheter also has shown an outstanding first quarter on the U.S. market, with excellent clinical success in quickly removing soft thrombus.”

        Net sales of the D-Stat Dry hemostatic bandage were $1,661,197 during the first quarter, with a gross margin in excess of 80%. A total of 267 accounts in the U.S. purchased the D-Stat Dry in the first quarter. The first quarter re-order rate was 82%. “Even with this quick ramp in sales, the potential for the D-Stat Dry in our core markets is much greater and our usage per account is increasing,” commented Mr. Root. “Also, with our recent FDA clearance for the 3x3 version of the D-Stat Dry for use in trauma applications, we are now commencing clinical evaluations and discussions with potential distribution partners for this large market opportunity. We believe that we will complete both of these activities for the commercialization of the D-Stat Dry 3x3 in the trauma market within the next six months.”

        Net sales of the Pronto extraction catheter totaled $394,306 in the first quarter, with international sales comprising approximately 40% of this amount. “The international segment of our Pronto sales benefited from an earlier market introduction in late 2003, but both the U.S. and international segments came in above plan for the Pronto in the first quarter,” commented Mr. Root. “Our technical team has already transitioned to a second generation version of the Pronto that we launched at the end of March, and our manufacturing scale-up has been completed. We have raised our 2004 sales guidance on this product, as our market introduction is ahead of schedule.” The Pronto extraction catheter is used in the removal of soft thrombus from vessels in the arterial system.

        Net sales of the Vari-Lase endovenous laser product line increased to $370,626 in the first quarter as sales of the laser console component of the Vari-Lase product line commenced. “With the U.S. clearance of our laser console and the introduction of several new versions of our Vari-Lase procedural kit, we now have a complete line of products for the endovenous laser treatment of varicose veins,” commented Mr. Root. “At the recently completed Society of Interventional Radiology meeting, the growth and interest in this procedure among Interventional Radiologists was unmistakable, and with improving reimbursement and growing clinical data, our Vari-Lase business has substantial growth potential.”

        Net sales of the Duett sealing device declined to $1,661,750 in the first quarter of 2004. “As we have mentioned before, we are in a ‘harvest’ mode with the Duett, and we continue to support this product as we launch our new products to fuel our sales growth,” commented Mr. Root. Net sales of the D-Stat Flowable hemostat increased to $331,345 in the first quarter of 2004. Overall gross margins increased to 69% in the first quarter as the result of the continued sales growth of the new, higher gross margin products.

        The Company also announced the continued development of a device for the measurement of aortic stenosis and the licensing of a new product designed for the interventional market. “We have substantially completed the development of our device for the precise measurement of aortic stenosis, a $10 million annual market opportunity, and we expect to file our 510(k) for this product before the end of the second quarter,” commented Mr. Root. “In the first quarter we also licensed a design from a physician for a new power syringe which is in the prototype stage and has a substantial market opportunity. We believe that our power syringe product will reach the U.S. market by the middle of 2005. As we have stated before, our goal is to continue to develop and introduce at least two new products to our core market each year.”

        Vascular Solutions also re-affirmed its guidance on its sales estimates for 2004. “We believe that our net sales for the year 2004 will increase by 100% or more over net sales for 2003 to $25 million or possibly higher. Projected revenue by product line is estimated at between $9 million and $10 million for the D-Stat Dry, approximately $6.5 million for the Duett, between $3 million and $4 million for the Vari-Lase, approximately $4 million for the Pronto, approximately $1.5 million for the D-Stat Flowable and a modest amount for the remainder of the Company’s products. We also continue to believe that profitability is achieved at $7 million in quarterly net sales, based on expected new product selling prices and gross margins,” concluded Mr. Root.

Conference Call & Webcast Information

        Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relations portion of our web site at www.vascularsolutions.com.

Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Thursday, April 29 by dialing 1-800-642-1687 and entering conference ID # 6519186. A recording of the call will also be archived on the investor relations portion of the Company’s web site, www.vascularsolutions.com until Thursday, April 29. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

Annual Meeting of Shareholders

        Vascular Solutions, Inc.’s Annual Meeting of Shareholders will be held on Thursday, April 22, 2004 at 3:30 pm at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota. All Vascular Solutions shareholders are invited to attend.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2004	2003
	(unaudited)
Net sales	$4,437,789	$2,968,284
Cost of goods sold	1,395,049	1,222,591

Gross profit	3,042,740	1,745,693
Operating expenses:
Research and development	988,362	833,571
Clinical and regulatory	388,539	340,692
Sales and marketing	2,601,138	2,675,384
General and administrative	521,355	500,843
Amortization of purchased technology	54,375	54,375
Operating loss	(1,511,029)	(2,659,172)
Interest income	11,942	62,150
Net loss	$(1,499,087)	$(2,597,022)

Basic and diluted net loss per share	$(.11)	$(.20)

Shares used in computing basic and
diluted net loss per share	13,225,577	12,843,865

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	March 31, 2004	December 31, 2003
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$7,318,070	$2,864,913
Available-for-sale securities	2,014,845	3,019,693
Accounts receivable, net	2,199,815	1,810,443
Inventories	4,027,984	3,186,274
Prepaid expenses	336,863	462,154

Total current assets	15,897,577	11,343,477
Property and equipment, net	1,180,728	948,602
Intangible assets	645,720	700,095

Total assets	$17,724,025	$12,992,174

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$2,685,788	$2,120,039
Shareholders’ equity:
Total shareholders’ equity	15,038,237	10,872,135

Total liabilities and shareholders’ equity	$17,724,025	$12,992,174

Note:   Derived from the audited balance sheet at that date.

About Vascular Solutions

        Vascular Solutions, Inc. is an interventional medical device company with a focus on sealing technologies. New products introduced in the second half of 2003 include the Vari-Lase™ endovenous laser procedural kit for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the D-Stat Radial™ hemostat band for the control of bleeding following catheterizations utilizing the radial artery in the wrist, and the Pronto™ extraction catheter for the mechanical extraction of soft thrombus. The Company’s other products include the Duett™ sealing device to rapidly seal the puncture site following catheterization procedures, the D-Stat® Flowable hemostat which is used in a wide variety of interventional procedures for the local management of active bleeding, and the Acolysis® intravascular therapeutic ultrasound product which is sold in international markets for the treatment of peripheral occlusive arterial disease.

        The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2003 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with our limited operating history, need for adoption of our new products, lack of profitability, exposure to possible intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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